Exhibit 99.1

Thursday October 12, 2:10 pm ET

Watchit Media Signs Agreement With MediaZone.com

Watchit Entertainment’s ‘All Las Vegas’ Television Network Goes Global on MediaZone’s New Interactive Lifestyle Internet TV Broadcast Platform

LAS VEGAS, Oct. 12 /PRNewswire-FirstCall/ — Watchit Media, Inc. (OTC: WMDA - News) a leader in the production and presentation of video content across a variety of consumer and commercial digital media platforms today announced the signing of an Agreement to license their exclusive Las Vegas lifestyle television programming to MediaZone, one of the largest Internet television portals in the world, with over 30 million subscribers. Through its wholly-owned subsidiary Watchit Entertainment, Inc. the Company will produce MediaZone’s Las Vegas television network for world-wide viewing. The term of the Agreement is three years.

Watchit Entertainment produces and presents Las Vegas lifestyle news and information programming to private television networks and cable television, now available on Internet TV. Watchit Media, headquartered in Las Vegas, has been aggressively accumulating video content focused on Las Vegas and it’s lifestyle over the past two years. Recently the company announced the signing of its network programming Agreement with Time Warner Cable to produce and present Watchit Entertainment on Oceanic Time Warner’s Las Vegas television network “777”.

“We know Las Vegas has a global audience and we know its brand has universal recognition”, stated James Lavelle Watchit’s Chairman and CEO. “As the Entertainment Capital of the World, this City offers us a vibrant and continuous stream of television programming 24 hours a day. Our direct access to the finest entertainment, celebrity parties, nightclubs, top restaurants and their executive chef’s, the excitement of high-stakes gaming and the glamour of some of the most extravagant resorts in the world contribute to its allure. On MediaZone, Watchit will be reaching a world-wide audience seeking the ‘All Las Vegas’ viewing experience”.

Lavelle continued, “WETN will be branded “WATCHIT In Las Vegas On MediaZone”. One of the great things about MediaZone is their ability to segment and target advertising and promotional messaging to attract and retain the interests of local, regional, national, and global viewing markets. This is Internet TV, so whether our viewer is in a province of China, in Bombay, India or Seattle Washington we’re able to present advertising that’s relevant to the interests, lifestyles, cultures and buying behavior of that audience. With the introduction of MediaZones’s new Social Interactive Platform, Watchit and our advertisers will have all of the benefits of a one-to-one relationship with our viewer anywhere in the world 24 hours a day”.

MediaZone is a leading online broadcaster specializing in sports, entertainment lifestyle and international programming. In a recent statement, MediaZone’s CEO Michelle Wu stated “MediaZone has proven successful at delivering unique and compelling offerings that meet the interests of sporting and entertainment enthusiasts around the world. We are building on our peer- to-peer delivery platform to further deliver on our mission to offer the broadest range of broadband video content that is in high demand amongst large communities around the world, while providing the global reach, technology expertise and programming experience to help content owners generate maximum revenues from their assets.”

About Watchit Media, Inc.

Watchit Media, Inc. is a leader in producing digital media and advertising on private television networks (narrowcasting) that match the unique interests, lifestyles and buying behavior of captive audiences and one-to-one consumer digital device users. In addition our wholly owned subsidiary, Watchit

Entertainment, Inc., produces, licenses and distributes proprietary television programming and video content across private, cable and Internet television networks world-wide.

About MediaZone

MediaZone.com is a leading global online broadcaster specializing in sports, entertainment and international programming. MediaZone offers both subscription and pay-per-view access to live and on-demand events online, helping consumers stay connected with hard to find, yet highly relevant programming, while providing owners with a new channel to distribute and monetize their content libraries. The company is headquartered in the San Francisco Bay Area with offices in China and Europe. MediaZone is a division of MIH Ltd., a wholly-owned subsidiary of Naspers (Nasdaq: NPSN - News). For more information, please visit MediaZone.com.

Contact Information
James Lavelle
Chairman and CEO
Watchit Media, Inc.
3485 W. Harmon Avenue
Las Vegas, Nevada  89103
702.740.1700
jlavelle@watchitmedia.com